Exhibit 10.1

JOINDER AND AMENDMENT AGREEMENT

THIS JOINDER AND AMENDMENT AGREEMENT, dated as of July 5, 2016 (this “Agreement”), by and among Cypress Semiconductor Corporation (the “Borrower”), the Guarantors party hereto, the lenders set forth on Schedule I attached hereto (each an “Initial Incremental Term Loan Lender” and collectively the “Initial Incremental Term Loan Lenders” and, together with any financial institution that becomes a lender of the Incremental Term Loan (as defined below) pursuant to Section 11.06 of the Credit Agreement (as defined below), the “Incremental Term Loan Lenders”) and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Amended and Restated Credit and Guaranty Agreement, dated as of March 12, 2015 (as it may be further amended, supplemented or otherwise modified, including by that certain Amendment No. 3 to Amended and Restated Credit and Guaranty Agreement, dated as of April 27, 2016, by and among the Borrower, the Administrative Agent, the Guarantors party thereto and the Lenders party thereto, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, the Guarantors from time to time party thereto, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, as Collateral Agent and as swing line lender, and Morgan Stanley Bank, N.A., as issuing bank;

WHEREAS, subject to the terms and conditions of the Credit Agreement, (a) the Borrower may request a New Term Loan Commitment by entering into a Joinder Agreement with a New Term Loan Lender and (b) the Borrower and the Administrative Agent may, without the consent of any other Lenders, effect such amendments to the Credit Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provisions of Section 2.23 of the Credit Agreement; and

WHEREAS, each Initial Incremental Term Loan Lender will become a New Term Loan Lender in respect of the Incremental Term Loan (as defined below) and the Incremental Term Loan Commitment (as defined below) will become a New Term Loan Commitment in respect of the Incremental Term Loan.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

AGREEMENT:

Each Initial Incremental Term Loan Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement (as amended hereby); (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement (as amended hereby) and the other Credit Documents as are delegated to the Administrative Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto (and the Administrative Agent hereby accepts such appointment); (iv) appoints and authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement (as amended hereby) and the other Credit Documents as are delegated to the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto (and the Collateral Agent hereby accepts such appointment) and (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement (as amended hereby) are required to be performed by it as a Lender.

Each Initial Incremental Term Loan Lender hereby commits to provide its Incremental Term Loan Commitment to the Borrower (the Term Loan borrowed by the Borrower pursuant to this Agreement shall be referred to as the “Incremental Term Loan”) on the following terms and conditions:

1.Appointment of Lead Arrangers and Agents.  Bank of America, N.A. (together with any of its designated affiliates for any purpose hereunder, “BofA”) is hereby appointed (and BofA hereby accepts such appointment) Lead Arranger, Bookrunner, and Syndication Agent hereunder in respect of the Incremental Term Loan and each Initial Incremental Term Loan Lender (including in its capacities as a potential counterparty under a Secured Hedge Agreement or Secured Treasury Services Agreement) and the Borrower hereby authorizes BofA (and BofA hereby accepts such appointment) to act as Lead Arranger, Bookrunner and Syndication Agent in accordance with the terms hereof and the other Credit Documents. Each of Barclays Bank PLC (“Barclays”) and Credit Suisse Securities (USA) LLC (“CS” and, together with BofA and Barclays, each a “Lead Arranger” and, collectively, the “Lead Arrangers”) is hereby appointed Lead Arranger and Bookrunner hereunder in respect of the Incremental Term Loan and each Initial Incremental Term Loan Lender (including in its capacities as a potential counterparty under a Secured Hedge Agreement or Secured Treasury Services Agreement) and the Borrower hereby authorizes each of Barclays and CS to act as Lead Arranger and Bookrunner in accordance with the terms hereof and the other Credit Documents. BMO Capital Markets Corp. (“BMO”) is hereby appointed Co-Manager hereunder and under the other Credit Documents and each Initial Incremental Term Loan Lender (including in its capacities as a potential counterparty under a Secured Hedge Agreement or Secured Treasury Services Agreement) and the Borrower hereby authorize BMO to act as Co-Manager in accordance with the terms hereof and the other Credit Documents. Each bank serving as a Lead Arranger, Bookrunner, Co-Manager or Syndication Agent hereunder shall have the same rights and powers as though it were not a Lead Arranger, Bookrunner, Co-Manager or Syndication Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not a Lead Arranger, Bookrunner, Co-Manager or Syndication Agent hereunder. Each Initial Incremental Term Loan Lender acknowledges that it has, independently and without reliance upon any Lead Arranger, Bookrunner, Co-Manager or Syndication Agent and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Initial Incremental Term Loan Lender also acknowledges that it will, independently and without reliance upon any Lead Arranger, Bookrunner, Co-Manager or Syndication Agent and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder. No Lead Arranger, Bookrunner, Co-Manager or Syndication Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Initial Incremental Term Loan Lenders or to provide any Initial Incremental Term Loan Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Incremental Term Loan or at any time or times thereafter, and no Lead Arranger, Bookrunner, Co-Manager or Syndication Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Initial Incremental Term Loan Lenders.

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2.Applicable Margin.

(a)The Applicable Margin for the Incremental Term Loan shall mean, as of any date of determination, from the date hereof until the date of delivery of the Compliance Certificate and the financial statements for the period ending the last day of the third Fiscal Quarter of 2016, (i) with respect to any Incremental Term Loan that is a Eurodollar Rate Loan, 5.50% per annum and (ii) with respect to any Incremental Term Loan that is a Base Rate Loan, 4.50% per annum.

(b)Following the delivery of the Compliance Certificate and the financial statements for the period ending the last day of the third Fiscal Quarter of 2016, the Applicable Margin shall be determined by reference to the Total Net Leverage Ratio in effect from time to time as set forth below:

Total Net Leverage Ratio	Applicable Rate for Eurodollar Rate Loans	Applicable Rate for Base Rate Loans
< 3.00:1.00	5.25%	4.25%
> 3.00:1.00	5.50%	4.50%

Each change in the Applicable Margin shall be effective three Business Days after the date of delivery to Administrative Agent of financial statements pursuant to Section 5.01(a) or (b), as applicable, and a Compliance Certificate pursuant to Section 5.01(d) calculating the Total Net Leverage Ratio. At any time Borrower has not submitted to Administrative Agent the applicable information as and when required under Section 5.01(d), the Applicable Margin shall be determined as if the Total Net Leverage Ratio were in excess of 3.00:1.00.

(c)For purposes of calculating the interest rates applicable to the Incremental Term Loans, if the Adjusted Eurodollar Rate at such time is less than 1.00%, the Adjusted Eurodollar Rate in respect of the Incremental Term Loan shall be deemed to be 1.00%.

3.Maturity. July 5, 2021 (the “Incremental Term Loan Maturity Date”).

4.Upfront Fee/OID. The Borrower shall pay to the Lead Arrangers for the account of each Initial Incremental Term Loan Lender upfront fees (“Upfront Fees”), at a rate equal to 1.5% of the aggregate principal amount of the Incremental Term Loan funded on the Acquisition Closing Date (as defined below). Upfront Fees shall be due and payable, on a pro rata basis, on the Acquisition Closing Date to each Initial Incremental Term Loan Lender lending the Incremental Term Loan on the Acquisition Closing Date. At the option of the Lead Arrangers, the Upfront Fees may be structured as original issue discount.

5.	Incremental Term Loan Commitment.

(a)The New Term Loan Commitment of the Initial Incremental Term Loan Lenders to make the Incremental Term Loan (such commitment, the “Incremental Term Loan Commitment”) is $450,000,000. Each Initial Incremental Term Loan Lender severally agrees to make an Incremental Term Loan to the Borrower on the Acquisition Closing Date in an aggregate amount up to but not exceeding the amount set opposite such Initial Incremental Term Loan Lender’s name on Schedule I attached hereto, subject to the terms hereof.

(b)On the date hereof, subject to the terms and conditions hereof, the Borrower may draw the Incremental Term Loan in the aggregate amount of $450,000,000 in one drawing (the

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date of such drawing, the “Acquisition Closing Date”); provided the Incremental Term Loan Commitment shall be permanently reduced to zero after the making of the Incremental Term Loan. Any amount of the Incremental Term Loan borrowed and subsequently repaid or prepaid may not be reborrowed.

6.	Borrowing Mechanics for the Incremental Term Loan.

(a)Subject to Section 2.24 of the Credit Agreement, the Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the Acquisition Closing Date. Except as otherwise provided herein, the Funding Notice to the extent it requests a funding of Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith. Notwithstanding the foregoing, the Administrative Agent may agree to shorter time periods with respect to the delivery of any Funding Notice.

(b)Notice of receipt of the Funding Notice shall be provided by the Administrative Agent to each Initial Incremental Term Loan Lender by telefacsimile with reasonable promptness, but (provided the Administrative Agent shall have received such Funding Notice by 11:00 a.m. (New York City time)) not later than 1:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of the Funding Notice from the Borrower.

(c)The Initial Incremental Term Loan Lenders shall make the requested Incremental Term Loan available to the Administrative Agent not later than 2:00 p.m. (New York City time) on the Acquisition Closing Date by wire transfer of same day funds in Dollars, at the Principal Office of the Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Incremental Term Loan available to the Borrower on the Acquisition Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of the Incremental Term Loan received by the Administrative Agent from the Initial Incremental Term Loan Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or such other account as may be designated in writing to the Administrative Agent by the Borrower (it being understood and agreed that the Administrative Agent shall have no obligation to make the proceeds of any Incremental Term Loan requested pursuant to any Funding Notice available to the Borrower on the Acquisition Closing Date unless it has received the Incremental Term Loan from the Initial Incremental Term Loan Lenders).

7.Amendments to the Credit Agreement and Credit Documents. Pursuant to Section 2.23(f) of the Credit Agreement, the parties hereto hereby agree to the following amendments to the Credit Documents effective as of the effective date of this Agreement:

(a)With respect to the Incremental Term Loans issued pursuant to (and as defined in) that certain Joinder Agreement, dated as of December 22, 2015, among the Borrower, the Guarantors party thereto, the financial institutions party thereto as Incremental Term Loan Lenders, the Administrative Agent and the Collateral Agent, in an aggregate original principal amount equal to $100,000,000, the provisions relating to the Applicable Margin in Section 2 thereof are amended and restated in their entirety as follows:

(i)

From the date hereof until July 4, 2016, the Applicable Margin for the Incremental Term Loan shall mean, as of any date of determination, (a) with respect to any Incremental Term Loan that is a Eurodollar Rate Loan, 3.25% per

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annum; and (b) with respect to any Incremental Term Loan that is a Base Rate Loan, 2.25% per annum.
(ii)

The Applicable Margin for the Incremental Term Loan shall mean, as of any date of determination, from July 5, 2016 until the date of delivery of the Compliance Certificate and the financial statements for the period ending the last day of the third Fiscal Quarter of 2016, (x) with respect to any Incremental Term Loan that is a Eurodollar Rate Loan, 5.108% per annum and (y) with respect to any Incremental Term Loan that is a Base Rate Loan, 4.108% per annum.

(iii)

Following the delivery of the Compliance Certificate and the financial statements for the period ending the last day of the third Fiscal Quarter of 2016, the Applicable Margin shall be determined by reference to the Total Net Leverage Ratio in effect from time to time as set forth below:

Total Net Leverage Ratio	Applicable Rate for Eurodollar Rate Loans	Applicable Rate for Base Rate Loans
< 3.00:1.00	4.858%	3.858%
> 3.00:1.00	5.108%	4.108%

Each change in the Applicable Margin shall be effective three Business Days after the date of delivery to Administrative Agent of financial statements pursuant to Section 5.01(a) or (b), as applicable, and a Compliance Certificate pursuant to Section 5.01(d) calculating the Total Net Leverage Ratio. At any time Borrower has not submitted to Administrative Agent the applicable information as and when required under Section 5.01(d), the Applicable Margin shall be determined as if the Total Net Leverage Ratio were in excess of 3.00:1.00.

(iv)

For purposes of calculating the interest rates applicable to the Incremental Term Loans from and after July 5, 2016, if the Adjusted Eurodollar Rate at such time is less than 1.00%, the Adjusted Eurodollar Rate in respect of the Incremental Term Loan shall be deemed to be 1.00%.

(b)The following definitions are hereby added to Section 1.01 of the Credit Agreement in alphabetical order:

“2016 Incremental Joinder Agreement” means that certain Joinder and Amendment Agreement, dated as of July 5, 2016, by and among, the Borrower, the Guarantors, the Administrative Agent and the 2016 Incremental Term Loan Lenders party thereto.

“2016 Incremental Term Loan Lenders” means each financial institution listed on the signature pages to the 2016 Incremental Joinder Agreement and any other person that becomes a 2016 Incremental Term Loan Lender in respect of the 2016 Incremental Term Loans pursuant to an Assignment Agreement.

“2016 Incremental Term Loans” means those New Term Loans advanced by the 2016 Incremental Term Loan Lenders in accordance with the provisions of the 2016 Incremental Joinder Agreement in an aggregate original principal amount equal to $450,000,000.

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“2016 Incremental Term Loan Exposure” means, with respect to any 2016 Incremental Term Loan Lender, as of any date of determination, the outstanding principal amount of the 2016 Incremental Term Loans of such 2016 Incremental Term Loan Lender.

“Requisite 2016 Incremental Term Lenders” means one or more 2016 Incremental Term Loan Lenders having or holding 2016 Incremental Term Loan Exposure representing more than 50% of the aggregate 2016 Incremental Term Loan Exposure of all 2016 Incremental Term Loan Lenders.

(c)The following financial covenants are hereby added as Section 7.03 and 7.04 of the Credit Agreement:

Section 7.03.Fixed Charge Coverage Ratio. Without the written consent of the Requisite 2016 Incremental Term Loan Lenders, Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 29, 2015, to be less than 1.00:1.00.

Section 7.04.Total Leverage Ratio. Without the written consent of the Requisite 2016 Incremental Term Loan Lenders, Borrower shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter set forth below to exceed the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter	Total Leverage Ratio
Second Fiscal Quarter 2016	4.50 to 1.00
Third Fiscal Quarter 2016	4.50 to 1.00
Fourth Fiscal Quarter 2016	4.25 to 1.00
First Fiscal Quarter 2017	4.00 to 1.00
Second Fiscal Quarter 2017	3.75 to 1.00
Third Fiscal Quarter 2017	3.75 to 1.00
Fourth Fiscal Quarter 2017	3.75 to 1.00
First Fiscal Quarter 2018	3.25 to 1.00
Second Fiscal Quarter 2018	3.25 to 1.00
Third Fiscal Quarter 2018	3.25 to 1.00
Fourth Fiscal Quarter 2018	3.25 to 1.00
First Fiscal Quarter 2019	3.25 to 1.00
Second Fiscal Quarter 2019	3.25 to 1.00
Third Fiscal Quarter 2019	3.00 to 1.00
Fourth Fiscal Quarter 2019	3.00 to 1.00
First Fiscal Quarter 2020 and thereafter	2.50 to 1.00
8.	Conditions Precedent.

(a)The effectiveness of this Agreement and the obligations of each Initial Incremental Term Loan Lender to make a Credit Extension of the Incremental Term Loan on the Acquisition Closing Date shall be subject to the satisfaction, or waiver in accordance with Section 11.05 of the Credit Agreement, of the following conditions on or before the Acquisition Closing Date:

(i)	The Acquisition shall have been or shall substantially concurrently be, consummated in accordance with the terms of the Acquisition Agreement

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without giving effect to any amendment, change or supplement or waiver of any provision thereof in any manner that is materially adverse to the interests of the Lenders or the Lead Arrangers without the prior written consent of the Lead Arrangers (it being understood that any reduction of the purchase price in respect of the Acquisition will be materially adverse to the Lenders and the Lead Arrangers, unless (x) such reduction is in the aggregate less than 10% of the purchase price payable on the date of the Acquisition Agreement and (y) there is a concurrent reduction in the aggregate principal amount of the commitments in respect of the Incremental Term Loan Commitment).

(ii)

As of the Acquisition Closing Date, the representations and warranties contained in the Credit Agreement and in the other Credit Documents shall be true and correct in all material respects on and as of the Acquisition Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided, that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; provided, further, that the only representations and warranties the accuracy of which shall be a condition to the initial availability of the Incremental Term Loan Commitment shall be the Acquisition Agreement Representations (as defined below) and the Specified Representations.

(iii)	Since the date of the Acquisition Agreement, there has not been or occurred any Seller Material Adverse Effect (as defined below).
(iv)	The Administrative Agent shall have received a Solvency Certificate from the chief financial officer of the Borrower.
(v)

The Administrative Agent shall have received (A) customary opinions of counsel to the Borrower and the Guarantors, (B) customary corporate resolutions and customary closing certificates, (C) all documents and instruments (including schedules to security documentation) required to create and perfect the Administrative Agent’s senior priority security interest in the Collateral shall have been executed and delivered by the Borrower and the Guarantors (or, where applicable, the Borrower and the Guarantors shall have authorized the filing of financing statements under the Uniform Commercial Code) and, if applicable, be in proper form for filing and (D) a Funding Notice in accordance with Section 6(a) hereof.

(vi)

The Lead Arrangers shall have received (i) audited consolidated balance sheets and related audited consolidated statements of operations, cash flows and shareholders’ equity of the Borrower as of and for each of the three fiscal years ending more than 60 days prior to the Acquisition Closing Date, accompanied by an unqualified report thereon by its independent registered public accountants, (ii) unaudited consolidated balance sheets and related unaudited consolidated statements of operations and cash flows as of and for each fiscal quarter (other than the fourth fiscal quarter) of the Borrower ending after the latest fiscal year for which financial statements have been delivered under

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clause (i) and more than 40 days prior to the Acquisition Closing Date and for the corresponding periods of the prior fiscal year, all of which shall have been reviewed by the independent accountants for the Borrower as provided in Statement on Auditing Standards No. 100, (iii) audited and unaudited consolidated financial statements of the Acquired Business and all other recent, probable or pending acquisitions, as of and for such periods required by Rule 3-05 of Regulation S-X of the Securities Act of 1933, as amended (“Regulation S-X”), and solely to the extent the Borrower will be required to file such financial statements pursuant to such Rule 3-05, regardless of the timing of such filing, and (iv) customary pro forma financial statements of the Borrower (a) as of and for the most recent fiscal year for which audited financial statements are required by clause (i) above and interim period required by clause (ii) above, and (b) other than a fiscal year end, for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period ending more than 40 days prior to the Acquisition Closing Date, in each case giving effect to the Transaction and all other recent, probable or pending acquisitions. Such pro forma financial statements need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(vii)

The Lead Arrangers shall have received: (A) the Project Le Cose Financial Model, dated as of April 11, 2016, (B) the confidential information memorandum relating to the sale of the Acquired Business, (C) management accounts of the Acquired Business and (D) a quality of earnings report prepared by Pricewaterhouse Coopers, dated as of April 27, 2016.

(viii)

All fees due to the Administrative Agent, the Lead Arrangers and the Lenders to be paid in connection with the Incremental Term Loan, and all expenses to be paid or reimbursed to the Administrative Agent and the Lead Arrangers that have been invoiced at least two Business Days prior to the Acquisition Closing Date, shall have been paid, in each case, from the proceeds of the initial funding under the Incremental Term Loan.

(ix)

So long as requested at least ten Business Days prior to the Acquisition Closing Date, the Administrative Agent shall have received, at least three Business Days prior to the Acquisition Closing Date, all documentation and other information with respect to the Borrower and the Guarantors that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(x)

(A) As of the Acquisition Closing Date and on the date of the Incurrence of the Incremental Term Loan, no Event of Default under Section 9.01(a), (f) or (g) of the Credit Agreement shall have occurred and be continuing and (B) as of the date of the Acquisition Agreement, no Default or Event of Default shall have occurred and be continuing after giving pro forma effect to the Acquisition and the actions to be taken in connection therewith (including, without limitation, the incurrence of the Incremental Term Loan Commitment and the use of proceeds thereof) as if such Acquisition and other actions had occurred on such date.

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(xi)

As of the date of the Acquisition Agreement, the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Article 7 of the Credit Agreement as of the last day of the most recently ended Fiscal Quarter or Fiscal Year for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of the Credit Agreement after giving pro forma effect (in accordance with Section 1.02 of the Credit Agreement) to the Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the date of the Acquisition Agreement for which consolidated financial statements of the Borrower are available.

9.Principal Payments. The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Incremental Term Loan Lenders (i) the principal amount of the Incremental Term Loan in consecutive quarterly installments due and payable on the first day of each Fiscal Quarter in an amount equal to (A) 1.25% of the original aggregate principal amount of the Incremental Term Loan for each Fiscal Quarter beginning with the fourth Fiscal Quarter of 2016 through the third Fiscal Quarter of 2019 and (B) 1.875% of the original aggregate principal amount of the Incremental Term Loan for each Fiscal Quarter beginning with the fourth Fiscal Quarter of 2019 through each Fiscal Quarter thereafter and (ii) the remaining principal amount of the Incremental Term Loan on the Term Loan Maturity Date.

Prepayments

.

(a)Optional. All voluntary prepayments of the Incremental Term Loan shall be made in accordance with Section 2.13 of the Credit Agreement and shall be applied to the remaining amortization payments as directed by the Borrower (or, if the Borrower has not made such designation, in direct order of maturity); and each such prepayment shall be paid to the Incremental Term Loan Lenders on a pro rata basis.

(b)Repayment Premium. In the event that all or any portion of the Incremental Term Loan is (i) repaid, prepaid, refinanced or replaced or (ii) repriced or effectively refinanced through any waiver, consent or amendment (in each case, in connection with any repayment, prepayment, refinancing, replacement, waiver, consent or amendment to the Incremental Term Loan directed at, or the result of which would be, the lowering of the effective interest cost or the weighted average yield of the Incremental Term Loan or the incurrence of any debt financing having an effective interest cost or weighted average yield that is less than the effective interest cost or weighted average yield of the Incremental Term Loan (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced (other than a refinancing of the Incremental Term Loan in connection with any transaction that would, if consummated, constitute a change of control) (a “Repricing Transaction”)) occurring on or prior to the date that is twelve months after the Acquisition Closing Date, such repayment, prepayment, refinancing, replacement or repricing will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of the Incremental Term Loan held by any Lender is repaid, prepaid, refinanced or replaced pursuant to Section 11.05(g) as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced or replaced.

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(c)Mandatory.

(i)

Within ten Business Days after a Compliance Certificate has been delivered pursuant to Section 5.01(d) of the Credit Agreement in connection with the delivery of annual financials pursuant to Section 5.01(b) of the Credit Agreement, the Borrower shall prepay, subject to Section 2.14(a) and Section 2.18(c) of the Credit Agreement, an aggregate principal amount of the Incremental Term Loan in an amount equal to (A) 50% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow for the Fiscal Year covered by such financial statements commencing with the Fiscal Year ending on December 31, 2016, minus (B) the sum of the aggregate amount of voluntary principal prepayments of the Incremental Term Loan, in each case, other than to the extent that any such prepayment is funded with the proceeds of long-term Indebtedness; provided that such percentage in respect of any Fiscal Year shall be reduced to 25% or 0% if the Total Leverage Ratio as of the last day of such Fiscal Year was less than 2.00:1.00 or 1.50:1.00, respectively.

(ii)

If the Borrower or any Restricted Subsidiary disposes of any property or assets (other than (A) any Asset Sale of the equity of Cypress Semiconductor (Minnesota) Inc. or the assets owned by Cypress Semiconductor (Minnesota) Inc. as of the Acquisition Closing Date or (B) any Asset Sale (x) to a Credit Party or (y) by a Restricted Subsidiary that is not a Credit Party to another Restricted Subsidiary that is not a Credit Party) pursuant to an Asset Sale, (1) the Borrower shall give written notice to the Administrative Agent thereof promptly after the date of receipt of Net Cash Proceeds from such Asset Sale and (2) except to the extent the Borrower elects in such notice to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 9(c)(iii) below), the Borrower shall prepay, subject to Section 2.14(a) and Section 2.18(c) of the Credit Agreement an aggregate principal amount of the Incremental Term Loan in an amount equal to 100% of all Net Cash Proceeds received from such Asset Sale within ten Business Days of receipt thereof by the Borrower or such Restricted Subsidiary; provided that the Borrower may use a portion of the Net Cash Proceeds received from such Asset Sale to prepay or repurchase any other Indebtedness that is secured by the Collateral on a first lien “equal and ratable” basis with Liens securing the Obligations to the extent such other Indebtedness and the Liens securing the same are permitted under the Credit Agreement and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Asset Sale, to the extent not deducted in the calculation of Net Cash Proceeds, in each case in an amount not to exceed the product of (1) the amount of such Net Cash Proceeds and (2) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars) and the denominator of which is the aggregate outstanding principal amount of the Incremental Term Loan and such other Indebtedness (or to the extent such amount is not in

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Dollars, such equivalent amount of such Indebtedness converted into Dollars).
(iii)

With respect to any Net Cash Proceeds realized or received with respect to any Asset Sale at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in the business within 365 days following receipt of such Net Cash Proceeds (or, if the Borrower or the relevant Restricted Subsidiary, as applicable, has contractually committed within 365 days following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds, then within 545 days following receipt of such Net Cash Proceeds); provided, however, that if any of such Net Cash Proceeds are no longer intended to be so reinvested at any time after the occurrence of the relevant Asset Sale (or are not reinvested within such 365 days or 545 days, as applicable), an amount equal to any such Net Cash Proceeds shall be promptly applied to the prepayment of the Incremental Term Loan as set forth in Section 9(c)(ii) above.

(iv)

Upon the incurrence or issuance by the Borrower or any Restricted Subsidiary of any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 6.01 of the Credit Agreement (a “Debt Issuance”), the Borrower shall prepay, subject to Section 2.14(a) and Section 2.18(c) of the Credit Agreement, an aggregate principal amount of the Incremental Term Loan in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.

(v)

Amounts to be applied to the Incremental Term Loan in connection with prepayments made pursuant to this Section 9(c) shall be applied to the remaining scheduled installments with respect to the Incremental Term Loan in direct order of maturity. Each prepayment of the Incremental Term Loan pursuant to this Section 9(c) shall be applied on a pro rata basis to the then outstanding portion of the Incremental Term Loan comprised of Base Rate Loans and Eurodollar Rate Loans; provided that, if there are no Declining Lenders with respect to such prepayment, then the amount thereof shall be applied first to Base Rate Loans comprising the Incremental Term Loan to the full extent thereof before application to Eurodollar Rate Loans comprising the Incremental Term Loan, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 2.18(c) of the Credit Agreement.

(vi)

All prepayments under this Section 9 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 2.18(c) of the Credit Agreement. Notwithstanding any of the other provisions of this Section 9, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 9, other than on the last day of the Interest Period therefor, either the Borrower may, in its sole discretion, deposit

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the amount of any such prepayment otherwise required to be made thereunder into a cash collateral account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of such Loans in accordance with this Section 9(c). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of the outstanding amount of the Incremental Term Loan in accordance with this Section 9(c).

(vii)

Notwithstanding any other provisions of this Section 9, mandatory prepayments as a result of Section 9(c)(i) and (ii) of, or in respect of, a Foreign Subsidiary (i) may be retained by the applicable Foreign Subsidiary to the extent the making of any such mandatory prepayment from the Net Cash Proceeds of any Asset Sale received by any Foreign Subsidiary or Excess Cash Flow in respect of a Foreign Subsidiary would give rise to a materially adverse tax consequence as reasonably determined in good faith by the Borrower (taking into account any foreign tax credit or benefit received in connection with such repatriation and after the Borrower and the applicable Foreign Subsidiary have used commercially reasonable efforts to mitigate such materially adverse tax consequence in order to make such prepayments) and may be retained by the applicable Foreign Subsidiary so long as such material adverse tax consequence continues to exist; provided that (x) on or before the date on which such amounts so retained would otherwise have been required to be applied to reinvestments or prepayments, the Borrower shall apply an amount equal to such Net Cash Proceeds of any such Asset Sale or Excess Cash Flow as if such Net Cash Proceeds of any such Asset Sale or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional Taxes that would have been payable or reserved against if such Net Cash Proceeds of any such Asset Sale or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds of any such Asset Sale or Excess Cash Flow that would have been payable if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds of any such Asset Sale or any such Excess Cash Flow shall be applied to prepay any Indebtedness of a Foreign Subsidiary permitted to be prepaid by the Credit Agreement or reinvested in the business of the Borrower or any of the other subsidiaries; provided further that if an Event of Default is then continuing, no prepayment of any such Indebtedness (other than any prepayment required by the terms of such Indebtedness) or reinvestments shall be permitted and (iii) may be retained if prohibited under applicable local law (as reasonably determined by the Borrower); provided that such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to use commercially reasonable efforts to take such actions required by the applicable local law to permit such repatriation), and

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once such repatriation is permitted under the applicable local law, such repatriation shall be promptly effected.
(viii)	For the avoidance of doubt, any mandatory prepayment of any Term Loan shall be applied on a pro rata basis across all existing Term Loans.

(d)Term Lender Opt-Out. With respect to any prepayment of the Incremental Term Loan pursuant to Section 9(c)(i) or (ii), any Incremental Term Loan Lender, at its option (but solely to the extent the Borrower elects for this clause (d) to be applicable to a given prepayment), may elect not to accept such prepayment as provided below. The Borrower may notify the Administrative Agent of any event giving rise to a prepayment under Section 9(c)(i) or (ii) at least ten Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under Section 9(c)(i) or (ii) (the “Prepayment Amount”). The Administrative Agent will promptly notify each Incremental Term Loan Lender of the contents of any such prepayment notice so received from the Borrower, including the date on which such prepayment is to be made (the “Prepayment Date”). Any Incremental Term Loan Lender may (but solely to the extent the Borrower elects for this clause (d) to be applicable to a given prepayment) decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than five Business Days after the date of such Incremental Term Loan Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Incremental Term Loan Lender does not give a notice to the Administrative Agent on or prior to such fifth Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Incremental Term Loan Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Administrative Agent by the Borrower and applied by the Administrative Agent ratably to prepay the Incremental Term Loan owing to the Incremental Term Loan Lenders (other than Declining Lenders) in the manner described in Section 9(c) for such prepayment. Any amounts that would otherwise have been applied to prepay the Incremental Term Loan owing to Declining Lenders shall be retained by the Borrower.

11.Voting. Each Incremental Term Loan Lender hereby agrees for itself and on behalf of its successors and assigns that, with respect to any amendment, modification, waiver, consent or other action requiring a vote of such Incremental Term Lender with regard to Section 7.01 or 7.02 of the Credit Agreement, such Incremental Term Loan Lender (or its applicable successors and/or assigns) (i) shall be deemed to have provided its consent to such amendment, modification, waiver, consent or other action in the same proportion as the other Lenders that are not Incremental Term Loan Lenders and (ii) shall not receive any fees relating to such amendment, modification, waiver, consent or other action. Additionally, each Incremental Term Loan Lender hereby agrees for itself and on behalf of its successors and assigns that any amendment or modification to the definition of “Requisite 2016 Incremental Term Loan Lenders” shall require the approval of all 2016 Incremental Term Loan Lenders.

12.Post-Closing Obligations. Each applicable Credit Party shall deliver to Administrative Agent the following with respect to each Closing Date Mortgaged Property, to the extent such Closing Date Mortgaged Property continues to be owned by the applicable Credit Party, within 90 days of the Acquisition Closing Date (or such later date as may be agreed by the Administrative Agent):

(a)fully executed and notarized amendments to the existing Mortgages securing each Acquisition Closing Date Mortgaged Property reasonably satisfactory to the Collateral

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Agent (the “Mortgage Amendments”), in proper form for recording in all appropriate places in all applicable jurisdictions;

(b)with respect to each Closing Date Mortgaged Property (other than the Acquisition Closing Date Mortgaged Property located in Austin, Texas (the “Texas Property”)), a Mortgage modification endorsement ALTA 11-06 (or such similar mortgage modification endorsement reasonably satisfactory to the Collateral Agent) to the existing ALTA mortgagee title insurance policies insuring the Collateral Agent with respect to each such Acquisition Closing Date Mortgaged Property, and evidence satisfactory to the Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy Update and all recording and stamp taxes (including mortgage recording and intangible taxes, if any) payable in connection with recording the Mortgage Amendments for each such Acquisition Closing Date Property in the appropriate real estate records; and

(c)with respect to the Texas Property, (A) an ALTA mortgagee title insurance policy or unconditional commitment therefor issued by a title company reasonably satisfactory to the Collateral Agent with respect to the Mortgage Amendment for the Texas Property, in an amount not less than the fair market value of the Texas Property, in form and substance reasonably satisfactory to the Collateral Agent and (B) evidence satisfactory to the Collateral Agent that the applicable Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of such ALTA mortgagee title insurance policy and all recording and stamp taxes (including mortgage recording and intangible taxes, if any) payable in connection with recording the Mortgage Amendment for the Texas Property in the appropriate real estate records.

13.Definitions. The following terms used herein have the following meanings:

“Acquired Business” means the Purchased Assets (as defined in the Acquisition Agreement).

“Acquisition” means the Borrower’s acquisition of the Acquired Business.

“Acquisition Agreement” means that certain Asset Purchase Agreement, dated as of April 28, 2016, by and between the Borrower and Broadcom Corporation (together with all schedules, exhibits and annexes thereto).

“Acquisition Agreement Representations” means the representations made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the breach of any such representations results in the Borrower or any of its affiliates having the right to terminate its respective obligations under the Acquisition Agreement (after giving effect to any applicable notice and cure period) or results in the failure of a condition precedent to the Borrower or any of its affiliates’ obligation to consummate the Acquisition pursuant to the Acquisition Agreement.

“Net Cash Proceeds” means:

(a)with respect to any Asset Sale, the aggregate amount of all cash (which term, for the purpose of this paragraph, shall include cash equivalents) proceeds (including any cash

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proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or otherwise, but only as and when received) actually received in respect of such Asset Sale, including property insurance or condemnation proceeds paid on account of any loss of or damage to, or any condemnation or other taking of, any property, net of (i) all reasonable attorneys’ fees, accountants’ fees, investment banking fees, brokerage, consultant and other customary fees and survey costs, title insurance premiums, and related search and recording charges, commissions, title and recording tax expenses and other reasonable fees and expenses incurred in connection therewith, (ii) all Taxes paid or reasonably estimated to be payable as a result thereof, (iii) all payments made, and all installment payments required to be made, with respect to any obligation (A) that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or (B) that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than the Borrower or any of its Restricted Subsidiaries) owning a beneficial interest in the assets disposed of in such Asset Sale, and (v) the amount of any reserves established by the Borrower or any of its Restricted Subsidiaries in accordance with GAAP to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such Asset Sale (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and

(b)with respect to any Debt Issuance, the aggregate amount of all cash proceeds received (including in escrow) in respect of such Debt Issuance, net of all reasonable attorneys’ fees, accountants’ fees, investment banking fees, brokerage, consultant and other customary fees and other reasonable fees, expenses, costs, underwriting discounts and commissions incurred in connection therewith and net of Taxes paid or reasonably estimated to be payable as a result thereof.

“Seller Material Adverse Effect” means any fact, circumstance, change, condition or effect that, individually or when taken together with all other such facts, circumstances, changes, conditions or effects that exist at the date of determination of the occurrence of a Seller Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of the IoT Business and the Purchased Assets, taken as a whole, or Seller’s ability to perform its obligations under the Acquisition Agreement and the Collateral Agreements or consummate the transactions contemplated hereby or thereby; provided, however, that no facts, circumstances, changes, conditions or effects (by themselves or when aggregated with any other facts, circumstances, changes, conditions or effects) resulting from, relating to or arising out of the items enumerated in sub-clauses (i) to (vi) below shall be deemed to be or constitute a Seller Material Adverse Effect, and no facts, circumstances, changes, conditions or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Seller Material Adverse Effect has occurred or may, would or could occur: (i) general economic, financial or political conditions in the United States or any other jurisdiction in which the IoT Business has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on the IoT Business, taken as a whole, relative to other businesses similar to the IoT Business; (ii) conditions in the industry that the IoT Business is in, and any industry-wide changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on the IoT Business, taken as a whole, relative to other businesses similar the IoT Business; (iii) conditions in the

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financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on the IoT Business, taken as a whole, relative to other businesses similar to the IoT Business; (iv) acts of terrorism or war to the extent that such acts do not have a materially disproportionate impact on the IoT Business, taken as a whole, relative to other businesses similar to the IoT Business; (v) the announcement or pendency of the Acquisition Agreement and the transactions contemplated thereby, including negative reactions by customers of the IoT Business to the sale announcement; or (vi) compliance by Seller or its Affiliates with the express terms of the Acquisition Agreement or the failure by Seller or its Affiliates to take any action that is expressly prohibited by the Acquisition Agreement. Capitalized terms used in the definition above shall have the meanings assigned to such terms in the Acquisition Agreement as in effect on April 28, 2016.

“Total Net Leverage Ratio” means, at any date, the ratio of (a) (i) Consolidated Total Debt, minus (ii) unrestricted Cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries, in each case, as of such date to (b) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on or most recently prior to such date.

“Transaction” means a collective reference to the Acquisition, the entering into this Agreement, the funding of the Incremental Term Loans and all related transactions contemplated hereby.

14.Indemnity. Each Lead Arranger in its capacity as an arranger of the Incremental Term Loan shall be deemed to be an “Indemnitee” under Section 11.03 of the Credit Agreement and shall have all the rights with respect thereto as if it were an “Indemnitee” thereunder.

15.Rights as Lender. Each Lead Arranger in its capacity as an arranger of the Incremental Term Loan shall be deemed to be a “Lender” under Section 11.23 of the Credit Agreement and shall have all the rights with respect thereto as if it were a “Lender” thereunder.

16.Assignments.

(a)The Administrative Agent hereby acknowledges and agrees that the registration and processing fee of $3,500 shall not be payable with respect to assignments of the Incremental Term Loan (x) in connection with the primary syndication thereof and (y) to or by any Initial Incremental Term Loan Lender or its Affiliates.

(b)BofA may, without notice to the Borrower, assign its rights and obligations under this Agreement to any other registered broker-dealer wholly owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related business may be transferred following the date hereof

17.Eligible Assignee. By its execution of this Agreement, each Initial Incremental Term Loan Lender represents and warrants that it is an Eligible Assignee.

18.Notice. For purposes of the Credit Agreement, the initial notice address of each Initial Incremental Term Loan Lender shall be the address set forth opposite such Initial Incremental Term Loan Lender on Schedule I attached hereto.

19.Use of Proceeds. The proceeds of the Incremental Term Loan shall be used (i) to partially finance the Acquisition, (ii) refinance a portion of the Borrower’s Revolving Loans outstanding

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under the Credit Agreement and/or (iii) to pay fees and expenses incurred in connection with the Transaction.

20.Non-US Lenders. Each Initial Incremental Term Loan Lender shall have delivered herewith to the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Initial Incremental Term Loan Lender may be required to deliver to the Administrative Agent pursuant to Section 2.20 of the Credit Agreement.

21.Recordation of the Incremental Term Loan. Upon execution and delivery hereof, the Administrative Agent will record the Incremental Term Loan made by each Initial Incremental Term Loan Lender in the Register.

22.Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

23.Credit Agreement Governs. Except as set forth in this Agreement, the Incremental Term Loan shall otherwise be subject to the provisions of the Credit Agreement (as amended hereby) and the other Credit Documents.

24.Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

25.Reaffirmation by the Credit Parties. Without limiting its obligations under or the provisions of the Credit Agreement (as amended hereby) and the Collateral Documents, each Credit Party hereby (a) acknowledges that the terms “Obligations”, “Guaranteed Obligations” and “Secured Obligations” (and terms of similar import used in the Credit Documents) shall include the unpaid principal of, and accrued and unpaid interest on (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Incremental Term Loan, (b) affirms and confirms its guaranty obligations under Article 8 of the Credit Agreement and its pledges, grants, indemnification obligations and other commitments and obligations under the Credit Agreement (as amended hereby) and each Collateral Document to which it is a party, in each case after giving effect to this Agreement and the incurrence of the Incremental Term Loan and the effectiveness of the Incremental Term Loan Commitment contemplated hereby, (c) agrees that each Collateral Document to which it is a party and all guarantees, pledges, grants and other commitments and obligations thereunder and under the Credit Agreement (as amended hereby) shall continue to be in full force and effect following the effectiveness of this Agreement (and shall apply in all respects to the obligations of the Borrower in respect of the Incremental Term Loan) and (d) confirms that all of the Liens and security interests created and arising under the Collateral Documents remain in full force and effect, and are not released or reduced, as collateral security for the Secured Obligations (including any such Secured Obligations in respect of the Incremental Term Loan).

26.Notice under Section 2.23 of the Credit Agreement. This Agreement constitutes written notice of the Incremental Term Loan Commitments and the Incremental Term Loan by the Borrower to the Administrative Agent pursuant to Section 2.23(a) of the Credit Agreement.

27.Effect of this Agreement. This Agreement shall constitute a “Joinder Agreement” for all purposes of the Credit Agreement and the other Credit Documents. On and after the

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Acquisition Closing Date, each reference to the Credit Agreement in any Credit Document shall be deemed to be a reference to the Credit Agreement, as amended hereby. Except as set forth in this Agreement, nothing herein shall be deemed to entitle the Borrower or any Guarantor to any waiver, amendment, consent, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Credit Document. Except as expressly set forth herein, this Agreement (a) shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any Lender, the Administrative Agent, the Collateral Agent or any other Secured Party under the Credit Agreement or any other Credit Document and (b) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in any Credit Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

28.GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

29.CONSENT TO JURISDICTION. THE TERMS AND PROVISIONS OF SECTION 11.15 OF THE CREDIT AGREEMENT ARE INCORPORATED BY REFERENCE HEREIN AS IF FULLY SET FORTH HEREIN.

30.Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

31.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first written above.

CYPRESS SEMICONDUCTOR CORPORATION

By: /s/ Thad Trent

Name: Thad Trent

Title: Chief Financial Officer, Executive Vice President, Finance and Administration

CYPRESS SEMICONDUCTOR (MINNESOTA) INC.

By: /s/ Thad Trent

Name: Thad Trent

Title: Chief Financial Officer and Vice President

SPANSION INC.

By: /s/ Thad Trent

Name: Thad Trent

Title: President and Secretary

SPANSION LLC

By: /s/ Thad Trent

Name: Thad Trent

Title: Chief Financial Officer, President and Secretary

SPANSION TECHNOLOGY LLC

By: Spansion Inc., its sole member

By: /s/ Thad Trent

Name: Thad Trent

Title: Chief Financial Officer, President and Assistant Secretary

Signature Page to Joinder

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SPANSION INTERNATIONAL AM, INC.

By: /s/ Thad Trent

Name: Thad Trent

Title: President, Chief Financial Officer and Assistant Secretary

SPANSION INTERNATIONAL TRADING, INC.

By: /s/ Rahul Mathur

Name: Rahul Mathur

Title: Secretary

Signature Page to Joinder

BANK OF AMERICA, N.A., as an Initial Incremental Term Loan Lender

By: /s/ Sanjay Rijhwani

Name: Sanjay Rijhwani

Title: Director

Signature Page to Joinder

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent

By: Jonathan Raven

Name: Jonathan Raven

Title: Authorized Signatory

Signature Page to Joinder

SCHEDULE I

Incremental Term Loan Commitments

Lender	Incremental Term Loan Commitment	Pro Rata Share	Initial Notice Address
Bank of America, N.A.	$450,000,000	100%	Bank of America, N.A. c/o Jason Ricciardi 101 N. Tryon St Charlotte, NC 28255 Jason.ricciardi@baml.com 980-386-4198
Total	$450,000,000	100%